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                                                                     Appendix B

        AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the "Amendment") entered into on February 29, 2000 by and between eB2B COMMERCE, INC., a Delaware corporation with its principal place of business at 29 West 38th Street, New York, New York 10018 ("eCom"), and DYNAMICWEB ENTERPRISES, INC., a New Jersey corporation with its principal place of business at 271 Route 46 West, Building F, Suite 209, Fairfield, New Jersey 07004 (the "Company").

        WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger dated December 1, 1999 ("Merger Agreement"); and

        WHEREAS, the parties desire to amend certain terms of the Merger Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions. Except as modified hereby, capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Merger Agreement.

        1.1 Section 1.49 of the Merger Agreement (containing the definition of "Existing Common Stock") is hereby deleted.

        1.2 Section 1.50 of the Merger Agreement (containing the definition of "Existing Company Preferred Holders") is hereby deleted.

        1.3 Section 1.51 of the Merger Agreement (containing the definition of "Existing Preferred Stock") is hereby deleted.

        1.4 Section 1.59 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "1.59 "Loan Agreement" means that certain Loan Agreement dated November 12, 1999, among the Parties, as amended as of November 19, 1999, and as of the date hereof, as such agreement may be further amended, modified, supplemented or restated from time to time."

        1.5 Section 1.63 of the Merger Agreement (containing the definition of "Newco") is hereby deleted. Any reference to "Newco" contained in the Merger Agreement is hereby deemed to be a reference to the Company.

        1.6 The following additional definitions are hereby added to Section 1 of the Merger Agreement, in the appropriate alphabetical order:

        "Amendment" has the meaning set forth in Section 3.10.2 below.

        "Break-up Fee" has the meaning set forth in Section 8.3 below.

        "Fixed Percentage" has the meaning set forth in Section 2.4.7 below.

        "Fixed Shares" has the meaning set forth in Section 2.4.7 below.

        "Netlan Transaction" has the meaning set forth in Section 3.10.2 below.





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2.      Basic Transaction.

        2.1 Section 2.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "2.1 The Merger. On and subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law and the NJBCA, eCom will merge with and into the Company (the "Merger") at the Effective Time. The Company shall be the corporation surviving the Merger."

        2.2 Section 2.4.4 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "2.4.4.Directors and Officers. The directors and officers of eCom in office at and as of the Effective Time will become the directors and officers of the Surviving Corporation, retaining their respective positions and terms of office, subject to action by the board of directors of the Surviving Corporation after the Effective Time."

        2.3 Section 2.4.5 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "2.4.5 Common Stock Conversion. At the Effective Time, each outstanding share of eCom Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 2.66 shares of Company Common Stock, subject to adjustment as set forth in Section 2.4.7 below (the "Exchange Ratio")."

        2.4 Section 2.4.6 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "2.4.6 Preferred Stock Conversion. At the Effective Time, each outstanding share of eCom Preferred Stock, and each eCom Option and other security convertible into eCom Common Stock, outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of Company Preferred Stock, Company Options or other securities convertible into Company Common Stock, as the case may be. The number of shares of Company Common Stock issuable upon exercise or conversion of each share of such Company Preferred Stock, and each such Company Option or other such security convertible into Company Common Stock shall be equal to the number of shares of eCom Common Stock into which each share of such eCom Preferred Stock, each eCom Option or other security convertible into eCom Common Stock is exercisable or convertible, multiplied by the Exchange Ratio. The exercise or conversion price of each share of such Company Preferred Stock, each such Company Option and each such other security convertible into Company Common Stock shall be equal to the exercise or conversion price of each share of such eCom Preferred Stock, each such eCom Option, or other such security convertible into eCom Common Stock, divided by the Exchange Ratio. No fractional shares of Company Common Stock shall be issued in connection with the conversion or exercise of any such share of Company Preferred Stock, Company






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        Option or other security convertible into Company Common Stock; rather the aggregate number of shares to be issued pursuant to any conversion or exercise of any such security shall be rounded to the nearest whole number (with 0.5 rounded up to the nearest whole number). Except as set forth in this Section 2.4.6, the terms of the Company Preferred Stock, Company Options and other securities convertible into Company Common Stock issued pursuant to this Section 2.4.6 shall be substantially the same as the terms of the eCom Preferred Stock, eCom Options or other securities convertible into eCom Common Stock, as the case may be, being exchanged therefor. In addition, it is the intention of the Parties that the Company Options issued pursuant to this Section 2.4.6 qualify, to the maximum extent possible following the Effective Time, as incentive stock options (as defined in Section 422 of the Code) to the extent that the eCom Options exchanged for such Company Options so qualified immediately prior to the Effective Time."

        2.5. Adjustment to Merger Consideration. Section 2.4.7 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "2.4.7 Adjustment to Merger Consideration. eCom hereby represents and warrants to the Company that, as of February 28, 2000, there are 14,368,965 shares of eCom Common Stock outstanding (including all shares of eCom Preferred Stock, eCom Options and other securities convertible into eCom Common Stock, all on an as-converted, fully-diluted basis, except for (i) shares underlying stock options granted to employees of eCom subsequent to October 31, 1999, (ii) shares underlying warrants issued to customers of eCom subsequent to October 31, 1999 and (iii) any securities issued in connection with the Netlan Transaction, as defined below) ("Fixed Shares"). The Company hereby represents and warrants to eCom that, as of February 28, 2000, there are 5,150,793 shares of Company Common Stock outstanding (including all shares of Company Preferred Stock, Company Options and other securities convertible into Company Common Stock, all on an as-converted, fully-diluted basis). The Parties hereby agree that, determined on the basis of the numbers of shares set forth in the preceding representations, eCom Stockholders would own 88.12% (the "Fixed Percentage") (on an as-converted, fully-diluted basis). If, as of the Effective Time, the number of shares of eCom Common Stock outstanding (determined on an as-converted, fully-diluted basis) exceeds the Fixed Shares and/or the number of shares of the Company Common Stock outstanding (determined on an as-converted, fully-diluted basis) exceeds 5,200,000 (not including stock options granted to new employees of the Company after the date hereof), then appropriate adjustments shall be made to the aggregate amount of Company Securities issued pursuant to Section 2.4.5 and
        Section 2.4.6 hereof so that, as of the Effective Time, eCom Stockholders will own the Fixed Percentage of outstanding shares of Company Common Stock (on an as-converted, fully-diluted basis). Such adjustments, if any, shall be made on a pro rata basis among all eCom Stockholders as of the Effective Time."

3.      Representations and Warranties of eCom.

        3.1 Section 3.8 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "3.8 Subsidiaries. Each of eCom's Subsidiaries listed on Schedule 3.8 to the eCom






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        Disclosure Schedule is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization. eCom is the record and beneficial owner of all of the outstanding shares of capital stock or other ownership interests in each of its Subsidiaries, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to such shares."

        3.2 Section 3.10.2 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "3.10.2 eCom has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 and outside the Ordinary Course of Business, other than the Letter Agreement, the Loan Agreement, the Agency Agreement, and the Netlan Transaction (as defined in Amendment No. 1 to Agreement and Plan of Merger (the "Amendment"));"

        3.3 Section 3.10.6 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "3.10.6 eCom has not made any capital investment in, any loan to, or any acquisition of the securities and assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business, with the exception of the Netlan Transaction (as defined in the Amendment);"

4.      Representations and Warranties of the Company.

        4.1 Section 4.10.17 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "4.10.17 The Company has not granted any increase in the compensation of or changed any of the employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business, except as set forth in the Company Disclosure Schedule, as amended as of the Effective Time;"

        4.2 Section 4.30 of the Merger Agreement is hereby amended by adding at the end the following sentence:

        "The Company's Board of Directors shall receive a written affirmation of its opinion from an investment bank reasonably acceptable to the Parties, dated as of the record date of the Company Proxy Materials, to the effect that the Merger is fair to the Company's shareholders, and will deliver to eCom a copy of such affirmation."

5.      Covenants.

        5.1 Section 5.2.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "5.2.1 notwithstanding Section 5.7.1 of this Agreement, the amendment of the certificate of incorporation in a manner which is acceptable to the Parties and which is not inconsistent with the terms and provisions of this Agreement."






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        5.2 Section 5.2.3 of the Merger Agreement (regarding consent of the
"Existing Company Preferred Holders") is hereby deleted in its entirety.

        5.3 Section 5.5 of the Merger Agreement is hereby amended to remove "the Delaware General Corporation Law" from the first sentence.

        5.4 Section 5.14 of the Merger Agreement (regarding "Election of Director") is hereby deleted.

6.      Conditions to Close.

        6.1 Section 6.1.6 of the Merger Agreement is hereby amended to add at the end of the section the following: "; provided that eCom hereby acknowledges that Sands Brothers & Co., Ltd. has initiated a lawsuit against the Company, as disclosed in the Company Disclosure Schedule."

        6.2 Section 6.1.12 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "6.1.12 Steven L. Vanechanos, Jr. shall have executed and delivered to the Parties an indemnification agreement substantially in the form attached hereto as Exhibit A;"

        6.3 Section 6.2.9 of the Merger Agreement is hereby deleted.

        6.4 Section 6.2.12 of the Merger Agreement is amended to read in its entirety as follows:

        "6.2.12 the Company and Steven L. Vanechanos, Jr. shall have entered into a consulting agreement substantially in the form attached hereto as Exhibit B;"

7.      Additional Agreements.

        7.1 Section 7.2 of the Merger Agreement is hereby amended to read in its entirety as follows:

        "7.2 Lock Up Agreements. The Company shall cause each person listed on
        Schedule 7.2 to enter into an agreement, substantially in the form attached hereto as Exhibit C, regarding restrictions on the sale or transfer of such Company Securities ("Lock Up Agreement")."

8.      Termination.

        8.1 Termination of Agreement. Section 8.1.4 of the Merger Agreement is hereby deleted.

        8.2 Break-up Fee. Section 8.3 of the Merger Agreement is hereby amended to read in its entirety as follows:

       "8.3 If the Company either withdraws from or terminates this Agreement (other than in accordance with Sections 8.1.1 or 8.1.2 above) then, within 30 days of such event, the Company will pay to eCom the sum of five hundred thousand dollars ($500,000) as liquidated damages ("Break-up Fee"); provided that, if prior to the Closing, the Company






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        receives an unsolicited offer to participate in a transaction which would result in a "change of control" of the Company or a sale of all or a material portion of the assets of the Company, and the Company subsequently accepts such offer, the Company will pay eCom the sum of five hundred thousand dollars ($500,000) as liquidated damages within 30 days of the acceptance of the offer. In the event the liquidated damages described in the previous sentence are not paid within 30 days of the due date, the $500,000 due to eCom will be convertible, at the discretion of eCom, into seven hundred fifty thousand (750,000) shares of Company Common Stock, which shall be issuable immediately upon written notice to the Company to that effect. Without limiting the foregoing, at eCom's option, the Company shall be deemed to have withdrawn from or terminated this Agreement in the event that either (i) this Agreement is terminated by eCom pursuant to Section 8.1.3 or (ii) the Board of Directors of the Company passes a resolution which would propose to eCom any material modifications to the terms of this Agreement (except if the failure to pass such resolution would violate or breach any fiduciary duty owed to the Company) or any other agreement executed and delivered by the parties pursuant to or in connection with this Agreement prior to the Effective Time; provided that the Company shall not be required to pay the Break-up Fee if the Agreement and the Merger shall not receive the Requisite Company Stockholder Approval."

9.      Representations and Warranties of eCom as of the Date of this Amendment.

        9.1 eCom hereby represents and warrants to the Company that, except as set forth in the eCom Disclosure Schedule, as amended hereby or contemplated by the terms of this Amendment, including any amendments to the eCom Disclosure Schedule, as of the date hereof (i) the representations and warranties contained in Section 3 of the Merger Agreement are true and correct in all material respects and (ii) eCom has performed and complied in all material respects with all of its covenants under the Merger Agreement.

        9.2 eCom hereby represents and warrants to the Company that it has received the Requisite eCom Stockholder Approval and there are no eCom Dissenting Shares.

10. Representations and Warranties of the Company as of the Date of this Amendment.

        10.1 The Company hereby represents and warrants to eCom that, except as set forth in the Company Disclosure Schedule, as amended hereby or as of the Effective Time, or contemplated by the terms of this Amendment, including any amendments to the Company Disclosure Schedule, as of the date hereof (i) the representations and warranties contained in Section 4 of the Merger Agreement are true and correct in all material respects and (ii) the Company has performed and complied in all material respects with all of its covenants under the Merger Agreement.

        10.2 The Company hereby represents and warrants that there are no shares of Company Preferred Stock outstanding as of the date hereof.

11.     Certain Covenants.

        11.1 The Company shall not initiate new employment of any Person (or engage any Person as an independent contractor) on terms providing for annual compensation in excess of $50,000, or grant any stock options or other securities to any employees of the Company,






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without eCom's prior consent. ECom `s review of any such employee proposed by the Company shall be completed within five (5) days.

        11.2 The Company shall use its best efforts to cause the appropriate Persons to enter into the agreements described in Sections 6.1.11, 6.1.12 and
6.1.13 as promptly as practicable following the date hereof.

12.     Certain Consents.

        12.1 eCom shall engage McKinsey & Co. ("Consultant") to provide advice and consultation with respect to the integration of the operations of eCom and the Company. The Company's employees shall participate in meetings and discussions conducted by the Consultant, provided that the duration, timing and location of such meetings shall be reasonable, and that reasonable advance notice shall be provided. Except as otherwise consented by eCom, to the extent practicable and in compliance with applicable fiduciary duties and obligations, the Company shall comply with all reasonable recommendations made by the Consultant in connection with such engagement.

        12.2 eCom hereby consents to the following:

             (i) The Settlement Agreement between the Company, Kenneth Konikowski and Joseph Wells, dated as of January 27, 2000;

             (ii) The issuance to Trautman Wasserman & Company, Inc. of a warrant to purchase 50,000 shares of the Company's Common Stock, dated as of February 16, 1999, and a warrant to purchase 25,000 shares of the Company's Common Stock, dated as of November 1, 1999;

             (iii) The Executive Performance Agreement between the Company and Steve Vanechanos, Jr., dated as of the date hereof;

             (iv) The Company's amending the warrants, issued to (a) Virtual `Ex, Inc. to purchase 27,000 shares of the Company's Common Stock, and Gerard Fragetti to purchase 26,400 shares of the Company's Common Stock to include a provision for cashless exercise; and (b) the shareholders listed on Schedule 12.2(iv), to include a provision for a cashless exercise, in exchange for a waiver from each such warrant holder, expressly waiving any and all dilution rights, set forth in Section 8(a) of the Warrant Agreements, dated December 1997, such warrant holder may now have or hereinafter acquire under such warrants;

             (v) Reasonable expenditures made by the Company in connection with the Merger;

             (vi) The Company's increase in the compensation for Steven L. Vanechanos, Jr., Chief Executive Officer of the Company, from $125,000 to $210,000, on an annualized basis; and

             (vii) Approval by the Company's Compensation Committee of a resolution waiving the lapse provisions of the 1997 Outside Directors Stock Option Plan and the 1997 Employee Stock Option Plan for options granted to employees that will resign pursuant to provisions of this Agreement.

        12.3 The Company hereby agrees not to file any S-3s or similar filings that effect a registration of the Company's shares other than registrations provided for herein, between the






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date hereof and the Effective Time.

13. Ratification of Merger Agreement. Except as modified hereby, the terms and conditions of the Merger Agreement are hereby ratified by the parties and shall remain in full force and effect. From and after the date hereof, all references to the Merger Agreement contained therein or otherwise shall be deemed to refer to the Merger Agreement as amended hereby.

14. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law rule of any jurisdiction which would cause the application of the laws of any other jurisdiction.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 1 to Agreement and Plan of Merger on the date first above written.

eB2B COMMERCE, INC.                     DYNAMICWEB ENTERPRISES, INC.

By: /s/ Victor Cisario                 By: /s/ Steven L. Vanechanos, Jr.
    ---------------------------            -------------------------------
    Victor Cisario                          Steven L. Vanechanos, Jr.
    Chief Financial Officer                 Chief Executive Officer






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